Exhibit 3.6

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

XM SATELLITE RADIO HOLDINGS INC.

XM Satellite Radio Holdings Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable and in the best interests of the Corporation certain amendments to the Restated Certificate of Incorporation of the Corporation, as set forth below.

SECOND:    The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

FOURTH:    A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Six Hundred Seventy Five Million (675,000,000), consisting of (i) Sixty Million (60,000,000) shares of Preferred Stock with a par value of $0.01 per share, and (ii) Six Hundred Fifteen Million (615,000,000) shares of Common Stock with a par value of $0.01 per share, of which Six Hundred Million (600,000,000) shares shall be designated “Class A Common Stock” and Fifteen Million (15,000,000) shares shall be designated “Class C Common Stock.”

THIRD:    These amendments to the Restated Certificate of Incorporation of the Corporation were approved at the Corporation’s special meeting of stockholders, held on March 27, 2003, by the holders of (a) at least a majority of the voting rights of the outstanding shares of Class A common stock and Series C preferred stock of the Corporation, voting together as a single class, (b) at least a majority of the outstanding shares of Class A common stock of the Corporation, and (c) at least 60% of the outstanding shares of Series C preferred stock of the Corporation.

FOURTH:    These amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, XM Satellite Radio Holdings Inc. has caused this Certificate of Amendment to its Restated Certificate of Incorporation to be executed this 27th day of March, 2003.

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum Executive Vice President, General Counsel and Secretary